Schwartz Levitsky Feldman llp

CHARTERED ACCOUNTANTS

TORONTO, MONTREAL, OTTAWA

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the use, in this Registration Statement on Form SB-2, (amendment No. 2) of our report dated May 26, 2006 on the financial statements of First Source Data, Inc. (A development Stage Company), which contains an explanatory paragraph that describes substantial doubt about the Company’s ability to continue as a going concern, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/SCHWARTZ LEVITSKY FELDMAN LLP

Toronto, Ontario, Canada

June 27, 2006

Chartered Accountants

1167 Caledonia Road

Toronto, Ontario M6A 2X1

Tel:  416 785 5353

Fax:  416 785 5663